Exhibit 99.1

Cree, Inc. Appoints Marvin Riley to Board of Directors

DURHAM, N.C., January 26, 2021 – Cree, Inc. (Nasdaq: CREE), the global leader in silicon carbide technology, announced today that Marvin A. Riley has been appointed to the Company’s Board of Directors, effective January 25, 2021. Mr. Riley is president and chief executive officer of EnPro (NYSE: NPO), a leading industrial technology company using materials science to push boundaries in semiconductor, life sciences, and other technology-enabled sectors.

“Marvin’s extensive experience in the global manufacturing and automotive sectors will be a unique asset for the company as we work with the executive team to capitalize on the vast opportunities ahead for Cree’s silicon carbide in a variety of high-growth automotive and industrial applications,” said Cree Chairman of the Board Darren Jackson. “We are excited to welcome Marvin to the Board and look forward to his contributions as we continue our long-term plans to lead the global transition from silicon to silicon carbide and expand the company’s leadership position.”

Mr. Riley is currently president and chief executive officer of EnPro (NYSE: NPO) and has held the position since July 2019, after previously serving as executive vice president and chief operating officer since July 2017. He has also served in various leadership positions including president of the company’s Fairbanks Morse division; vice president of the company’s corporate manufacturing function; and vice president of global operations for its GGB division. Prior to joining EnPro, Mr. Riley was an executive with General Motors Corporation, working within the General Motors Vehicle Manufacturing Group where he held multiple positions of increasing responsibility from 1997 to 2007. Mr. Riley’s extensive experience at GM includes leadership positions in general assembly, body operations, dimensional control, plant maintenance and supporting multiple vehicle launches. He also credits his deep understanding of lean manufacturing to his time at GM.

Mr. Riley replaces Anne Whitaker, who is leaving the Cree Board to focus on her board duties at other life sciences companies. Ms. Whitaker has served on the Cree Board since 2013, helping guide the company with her extensive executive leadership experience.

“The entire board of directors is grateful for Anne’s contributions as a longstanding board member, and we wish her continued success going forward,” said Jackson.

About Cree, Inc.
Cree is an innovator of Wolfspeed® power and radio frequency (RF) semiconductors and lighting class LEDs. Cree’s Wolfspeed product portfolio includes silicon carbide materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging, inverters, power supplies, telecom and military and aerospace. Cree’s LED product portfolio includes blue and green LED chips, high-brightness LEDs and lighting-class power LEDs targeted for indoor and outdoor lighting, video displays, transportation and specialty lighting applications.

For additional product and Company information, please refer to www.cree.com.

Cree® and Wolfspeed® are registered trademarks of Cree, Inc.

###
Investor Contact:
Tyler Gronbach
Vice President, Investor Relations
Cree, Inc.
(919) 407-7895
investorrelations@cree.com

Media Contact:
Claire Simmons
Director, Public Relations
Cree, Inc.
(919) 407-7844
csimmons@cree.com